Ex 10.10(j)

NINTH AMENDMENT TO
LOAN AND SECURITY AGREEMENT

This NINTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (the “Amendment”) is entered into as of November 8, 2022 between ACME UNITED CORPORATION, a Connecticut corporation (the “Borrower”) and HSBC BANK USA, NATIONAL ASSOCIATION (the “Lender”).

RECITALS

The Borrower and the Lender are parties to a Loan and Security Agreement dated as of April 5, 2012, as amended (collectively, the “Loan Agreement”). Capitalized terms used herein shall have the meanings given to them in the Loan Agreement unless otherwise specified.

The Borrower has requested that the Lender amend certain terms and conditions of the Loan Agreement, pursuant to the terms of this Amendment.

NOW, THEREFORE, in consideration of the promises, covenants and understandings set forth in this Amendment and the benefits to be received from the performance of such promises, covenants and understandings, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Amendments to Loan Agreement.

(a)Section 1.2 of the Loan Agreement is hereby amended by (i) deleting the definitions of “Base Rate Margin” and “SOFR Rate Margin” and (ii) inserting the defined term “Applicable Margin” in appropriate alphabetical order:

“Applicable Margin” shall mean the per annum rate shown in the applicable column below based on the applicable ratio of Funded Debt to EBITDA; provided that until the first (1st) Business Day following the date of delivery of the compliance certificate required to be delivered pursuant to Section 6.2(c) commencing with the compliance certificate to be delivered with respect to the fiscal quarter ending December 31, 2022, the Applicable Margin shall be equal to the applicable rate per annum set forth below in Pricing Tier I:

Pricing Tier	Ratio of Funded Debt to EBITDA	Applicable Margin for Base Rate Advances	Applicable Margin for SOFR Rate Advances

I	Greater than 5.35 to 1.00	0.50%	2.35%

II	Greater than 5.25 to 1.00 but less than or equal to 5.35 to 1.00	0.65%	2.25%

III	Greater than 4.50 to 1.00 but less than or equal to 5.25 to 1.00	0.75%	2.15%

472780/113 - 7675369.3

IV	Greater than 4.25 to 1.00 but less than or equal to 4.50 to 1.00	0.85%	2.00%

V	Greater than 3.25 to 1.00 but less than or equal to 4.25 to 1.00	1.00%	1.75%

VI	Less than or equal to 3.25 to 1.00	1.15%	1.60%

Thereafter, the determination of the Applicable Margin as of any date shall be determined by the Lender based on the ratio of Funded Debt to EBITDA as of the end of the most recently ended Fiscal Quarter for which a compliance certificate accompanying the financial statements of the Borrower has been delivered by the Borrower to the Lender pursuant to Section 6.2(b) and (c) and shall be effective for purposes of determining the Applicable Margin from and after the third (3rd) Business Day following the date the Lender receives such compliance certificate from the Borrower. Notwithstanding the foregoing, if the applicable compliance certificate and accompanying financial statements of the Borrower for any fiscal quarter are not delivered to the Lender when due in accordance with Section 6.2(b) and (c), then Pricing Tier I in the grid above shall apply during the period commencing on the first (1st) Business Day following the date such compliance certificate and accompanying financial statements were due and ending on the date on which compliance certificate and accompanying financial statements are delivered by the Borrower to the Lender.

If, as a result of any restatement of, or other adjustment to, the financial statements of the Borrower or for any other reason, Lender determines that (a) the ratio of Funded Debt to EBITDA as previously calculated as of any applicable date was inaccurate, and (b) a proper calculation of the ratio of Funded Debt to EBITDA would have resulted in different pricing for any period, then (i) if the proper calculation of the ratio of Funded Debt to EBITDA would have resulted in higher pricing for such period, Borrower shall automatically and retroactively be obligated to pay to the Lender, promptly upon demand by the Lender, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; provided, that non-payment as a result of such inaccuracy shall not in any event be deemed retroactively to be an Event of Default, and (ii) if the proper calculation of the ratio of Funded Debt to EBITDA would have resulted in lower pricing for such period, the Lender shall have no obligation to repay interest or fees to Borrower; provided, that, if as a result of any restatement or other event a proper calculation of the ratio of Funded Debt to EBITDA would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrower pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods in the aggregate over the amounts of interest and fees actually paid for such periods in the aggregate.

(b)The first sentence of Section 2.3(b) of the Loan Agreement is hereby amended to read in its entirety as set forth below:

“Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to (i) for Base Rate Advances, the Base Rate minus the Applicable Margin for Base Rate Advances and (ii) for SOFR Rate Advances, Adjusted Term SOFR plus the Applicable Margin for SOFR Rate Advances.”

(c)Section 6.7(a) of the Loan Agreement is hereby amended, effective as of September 30, 2022, to read in its entirety as set forth below:

“(a)Funded Debt/EBITDA.  Measured as of the end of each fiscal quarter, a ratio of Funded Debt to EBITDA for the four (4) fiscal quarter period then-ended, of not more than the ratio set forth below for such fiscal quarter

Fiscal Quarter Ending	Funded Debt/EBITDA
June 30, 2022	4.25 to 1.00
September 30, 2022	5.35 to 1.00
December 31, 2022	5.75 to 1.00
March 31, 2023	5.25 to 1.00
June 30, 2023	4.75 to 1.00
Fiscal quarters ending September 30, 2023 and December 31, 2023	4.25 to 1.00
Fiscal quarter ending March 31, 2024 and each fiscal quarter ending thereafter	4.00 to 1.00

2.No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Loan Agreement shall remain in full force and effect.

3.Conditions Precedent. This Amendment shall be effective (the “Ninth Amendment Closing Date”) when the Lender shall have received a copy hereof executed by the Borrower.

4.Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

(a)The Borrower has all requisite power and authority to execute this Amendment and to perform all of the obligations hereunder and thereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b)The execution, delivery and performance by the Borrower of this Amendment has been duly authorized by all necessary corporate action and does not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or loan agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)All of the representations and warranties contained in Section 5 of the Loan Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

(d)No Default or Event of Default has occurred and is continuing or will result from Borrower entering into this Amendment.

5.References. All references in the Loan Agreement to “this Agreement” shall be deemed to refer to the Loan Agreement as amended hereby; and any and all references in the Loan Documents to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby.

6.No Other Waiver. The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Loan Agreement, or breach, default or event of default under any Loan Documents or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

7.Costs and Expenses. The Borrower hereby reaffirms its agreement under the Loan Agreement to pay or reimburse the Lender on demand for all reasonable costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all reasonable fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.

8.Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

9.Reaffirmation.  The Borrower as debtor, grantor, pledgor, assignor, or in any other similar capacity in which the Borrower grants liens or security interests in its property hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Loan Agreement and each of the other Loan Documents to which it is a party (after giving effect hereto) and (ii) ratifies and reaffirms the liens on or security interests in any of its property granted pursuant to the Loan Agreement and any such other Loan Document as security for the Obligations under or with respect to the Loan Agreement or the other Loan Documents, and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby.  The Borrower acknowledges that the Loan Agreement and each of the other Loan Documents remains in full force and effect and are hereby ratified and reaffirmed.  The execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Lender (except as expressly provided for herein), constitute a waiver of any provision of any of the Loan Agreement or any of the other Loan Documents (except as expressly provided for herein) or serve to effect a novation of the Obligations.

10.Release.

(a)Borrower hereby releases and forever discharges Lender and its parents, subsidiaries and affiliates, past or present, and each of them, as well as their respective directors, officers, agents, servants, employees, shareholders, representatives, attorneys, administrators, executors, heirs, assigns, predecessors and successors in interest, and all other persons, firms or corporations with whom any of the former have been, are now, or may hereafter be affiliated, and each of them (collectively, the “Releasees”), from and against any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action in law or equity, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, fixed or contingent, suspected or unsuspected by Borrower, and whether concealed or hidden (collectively, “Claims”), which Borrower now owns or holds or has at any time heretofore owned or held, which are based upon or arise out of or in connection with any matter, cause or thing existing at any time prior to the date hereof or anything done, omitted or suffered to be done or omitted at any time prior to the date hereof in connection with the Loan Agreement or the other Loan Documents (collectively the “Released Matters”).

(b)Borrower represents, warrants and agrees, that in executing and entering into this release, it is not relying and have not relied upon any representation, promise or statement made by anyone which is not recited, contained or embodied in this Amendment, the Loan Agreement or the other Loan Documents.  Borrower has reviewed this release with Borrower’s legal counsel, and understands and acknowledges the significance and consequence of this release and of the specific waiver thereof contained herein.  Borrower understands and expressly assumes the risk that any fact not recited, contained or embodied therein may turn out hereafter to be other than, different from, or contrary to the facts now known to Borrower or believed by Borrower to be true.  Nevertheless, Borrower intends by this release to release fully, finally and forever all Released Matters and agrees that this release shall be effective in all respects notwithstanding any such difference in facts, and shall not be subject to termination, modification or rescission by reason of any such difference in facts.

(c)Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claims released, remised and discharged by Borrower pursuant to this Section 11.  If Borrower violates the foregoing covenant, Borrower agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

HSBC BANK USA, NATIONAL ASSOCIATION	ACME UNITED CORPORATION

By:__/s/ David M. Nackley_____________	By:_/s/ Paul Driscoll_______________
Name: David M. Nackley	Name: Paul Driscoll
Title Sr. Vice President	Title Chief Financial Officer

[SIGNATURE PAGE TO NINTH AMENDMENT TO
LOAN AND SECURITY AGREEMENT]